Exhibit 10.20.4
SECOND AMENDMENT TO
TITLE II OF THE
KEY EMPLOYEE DEFERRED COMPENSATION PLAN
OF CONOCOPHILLIPS
     Effective December 19, 2008, ConocoPhillips Company (the “Company”) amended and restated the Key Employee Deferred Compensation Plan (“KEDCP”) for the benefit of certain employees of the Company and its affiliates. Furthermore, effective October 6, 2010, the Company adopted the First Amendment to Title II of KEDCP.
     The Company desires to amend the KEDCP by the revisions set forth below, effective at the times set forth below:
1.	Effective January 1, 2008, Section 2(a) is amended to read as follows:
“Incentive Compensation Plan. Each year after 2008, at such times as the Plan Administrator may determine, Employees who are expected to be eligible to receive an Award for the immediately following calendar year under an Incentive Compensation Plan will be notified and given the opportunity to make an election, using the Election Form or in such other manner prescribed by the Plan Administrator, to defer all or part of such Award; provided, however, that in the case of an Award under an Incentive Compensation Plan determined by the Plan Administrator to be “performance-based compensation” under Code section 409A, the Plan Administrator may delay the notification and opportunity to make an election until no later than June 30 of the year for which the Award is to be made.”
2.	Effective January 1, 2008, Section 3(a) is amended to read as follows:
“Incentive Compensation Plan. If a Potential Participant elects to defer under this Plan all or any part of the Award to which a notice received under Section 2(a) pertains, the Potential Participant must make such election, using the Election Form or in such other manner prescribed by the Plan Administrator, which must be received on or before December 31 of the year in which said Section 2(a) notice was received (or at such earlier time as may be prescribed by the Plan Administrator). The Potential Participant’s election shall become irrevocable on December 31 of the year in which said Section 2(a) notice was received (except in the case of an election for an Award under an Incentive Compensation Plan determined by the Plan Administrator to be “performance-based compensation” under Code section 409A, the election shall become irrevocable on June 30 of the year for which the Award is to be made), subject to the provisions Section 5(d). If an election is not properly made and timely received, the Potential Participant will be deemed to have elected to receive and not to defer any such Incentive Compensation Plan Award.”
3.	Effective January 1, 2005, Section 15 is amended by adding at the end thereof the following paragraph (d):

Exhibit 10.20.4
“(d)	For purposes of this Plan, electronic communications and signatures shall be considered to be in writing if made in conformity with procedures which the Plan Administrator may adopt from time to time.”
Executed December 1, 2010
For ConocoPhillips Company
/s/ Carin S. Knickel

Carin S. Knickel
Vice President, Human Resources